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INTEVAC, INC.

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INTEVAC ISSUES OPEN LETTER TO STOCKHOLDERS

Vote the WHITE Proxy Card Today “FOR ALL” Intevac Director Nominees

SANTA CLARA, Calif., April 25, 2014 – Intevac, Inc. (NASDAQ: IVAC) today issued an open letter to Intevac stockholders regarding its 2014 Annual Meeting of Stockholders to be held on Wednesday, May 14, 2014. An activist hedge fund, Voce Catalyst Partners LP (“VCP”), which is affiliated with Voce Capital LLC and Voce Capital Management LLC (collectively with VCP, “Voce Capital”), has disclosed an ownership of about half of a percent (~0.5%) of Intevac’s outstanding common stock. Voce Capital is trying to oust three experienced and integral members of Intevac’s Board and replace them with Voce Capital nominees.

The full text of the Intevac letter follows:

April 25, 2014

Dear Fellow Intevac Stockholder:

As many of you know, we have been traveling this week and meeting with a number of our stockholders. We appreciate all of your input and commentary, as well as the opportunity to discuss with you our vision for Intevac’s future. We want to share with all of our stockholders the key points that we have made over the course of the week.

As a matter of historical perspective, the Board recognizes that Intevac should have exited certain markets and products earlier than we did. Also, we could have, and arguably should have, acted quicker to curtail cash burn and to change the CEO. With that said, we are confident that Intevac is now on course for significant stockholder value creation.

We have a new CEO, Wendell Blonigan, who has been in place for nine months. He is a talented engineer in his own right, and also able to work with Intevac’s and our customers’ engineers at a detailed level. He has also twice been a part of turning around unprofitable businesses. This combination of skills makes Mr. Blonigan the perfect leader for Intevac at a critical inflection point for our company and our businesses. In his first six months on the job, his priority was to work with the Board to carefully evaluate every aspect of Intevac’s businesses, including its product portfolio and the steps required to capitalize on attractive market opportunities. He has identified financial and operational milestones for each product, and if these milestones are not reached, he is prepared to make tough decisions and, if necessary, discontinue product lines. Mr. Blonigan has already done exactly that with the Solar etch product, which did not meet expectations and was discontinued in the first quarter of 2014. Since Mr. Blonigan’s appointment, Intevac’s share price has increased by approximately 40%.

Your Board has also made a number of changes to its composition and will continue to do so. Our focus on Board refreshment is evident in the appointments of four new directors in the last four years.

Most recently, in December 2013, we added Matthew Drapkin to our Board. Mr. Drapkin is a founding partner of Becker Drapkin Management L.P., which owns approximately 4.5% of Intevac’s outstanding common stock and is one of Intevac’s largest stockholders. Mr. Drapkin brings a tremendous amount of experience helping companies in precisely the same position as Intevac navigate transition periods and emerge as stronger, more profitable and sustainable business. Additionally, we committed to appointing two new independent directors with expertise in defense and data storage, two areas where we see growth potential leveraging our core competencies. As a member of the Nominating and Governance Committee, Mr. Drapkin will play an active role in helping identify talented individuals to serve on Intevac’s Board.

Mr. Drapkin shared his impressions of the Intevac and its leadership:

“I joined the Intevac Board because I believe there is tremendous upside potential in the Company’s equipment and photonics businesses. Intevac has a new CEO who is already implementing important changes to drive profitability and growth. In my five months on the Board, I have found Intevac’s directors to be highly qualified, knowledgeable and engaged. As a sophisticated investor who regularly evaluates companies’ capital allocation practices, balance sheet optimization and corporate strategy, I am confident that, under this Board’s oversight, Intevac is well positioned for long-term success and stockholder value creation. I look forward to working with my fellow directors to help identify two additional independent directors to help lead Intevac forward.”

PROTECT THE VALUE OF YOUR INVESTMENT IN INTEVAC

VOTE THE WHITE PROXY CARD TODAY

We believe that the nominees proposed by Voce Capital offer nothing that is not already present on Intevac’s Board. In fact, we believe that Voce Capital’s nominees would undermine the effectiveness of the Board.

At Intevac’s 2014 Annual Meeting of Stockholders, you will be asked to make an important decision regarding your company’s future. We strongly urge you to protect the value of your investment in Intevac by voting the WHITE proxy card today FOR Intevac’s eight highly qualified and experienced director nominees: Norman H. Pond, Wendell T. Blonigan, Matthew A. Drapkin, David S. Dury, Stanley J. Hill, Thomas M. Rohrs, John F. Schaefer and Ping Yang.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online or by signing, dating and returning the WHITE proxy card. Please do not return or otherwise vote any GOLD proxy card sent to you by Voce Capital.

On behalf of your Board, we thank you for your continued support of Intevac.

Sincerely,

/s/ Norman H. Pond	/s/ Wendell T. Blonigan
Norman H. Pond	Wendell T. Blonigan
Founder and Chairman of the Board	President and Chief Executive Officer

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter may constitute “forward looking statements,” including statements regarding Intevac’s strategy, momentum, pipeline, growth in its businesses, business trends and opportunities, stockholder value creation, board development and capital management initiatives. Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Certain risks and uncertainties are disclosed from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise any forward looking statements.

ABOUT INTEVAC

Intevac was founded in 1991 and has two businesses: Equipment and Photonics.

In our Equipment business, we are a leader in the design and development of high-productivity, thin film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties.

Intevac is the market and technology leader in the hard drive industry, with our systems processing approximately 60% of all magnetic disk media produced worldwide. Our high-performance, high-throughput technology solutions continue to expand into additional markets – including solar and adjacent thin film deposition applications.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the sole-source provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information, call 408.986.9899, or visit www.intevac.com

INTEVAC, INC.

Jeff Andreson, 408-986-9888

Chief Financial Officer

Claire McAdams, 530-265-9899

Investor Relations

Tim Lynch / Jamie Moser / Alyssa Cass, 212-355-4449

Joele Frank, Wilkinson Brimmer Katcher